Exhibit 99.2

List of Senior Management Personnel Entering Into Senior Management Special Bonus Agreements

Name	Position	Special Bonus Amount

John DiGiovanni	Senior Vice President Development	$35,000
James Kleifges	Chief Financial Officer	$75,000
Jo Ann Armenta	President Management Subsidiaries	$75,000
J. Boehning	Vice President — Asset Management	$75,000
Andrew Viola	Vice President — General Counsel	$35,000